EXHIBIT 99.1

Vitran's Shareholder Rights Plan Review Deferred by TSX - Rights Plan Remains in Effect

TORONTO, Nov. 6, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a premier Canadian Less-than-Truckload transportation firm, announced today that, in connection with its recently announced shareholder rights plan (the "Rights Plan"), the Toronto Stock Exchange ("TSX"), in accordance with its standard practice in connection with similar rights plans, has informed Vitran that it has deferred consideration of the acceptance of the Rights Plan. The deferral of the TSX's consideration is until the TSX is satisfied that the appropriate securities regulatory authority will not intervene pursuant to National Policy 62-202 in any take-over bid for Vitran and the ratification by Vitran's shareholders of the Rights Plan by May 6, 2014.

In accordance with the terms of the Rights Plan, it will expire on May 2, 2014. Shareholders should note that the Rights Plan remains in effect while the TSX defers its review.

A copy of the Rights Plan is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

About Vitran Corporation Inc.

Vitran Corporation Inc., through its wholly-owned subsidiaries, is a group of transportation companies offering national, regional, expedited and transborder less-than-truckload services throughout Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward‐looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward‐looking statements may be generally identifiable by use of the words "anticipate", "intend", "expect", "project", "may", "will", "should", "endeavour" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements, which include statements regarding the expiry of the Rights Plan, are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward‐looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, to differ materially from those projected in the forward‐looking statements. Factors that may cause such differences include, but are not limited to, regulatory approval and shareholder approval of the Rights Plan. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward‐looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664